Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-230984 on Form N-14 of our report dated November 16, 2018, relating to the financial statements of Ariel Investment Trust, comprising Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel Discovery Fund, Ariel International Fund, and Ariel Global Fund, appearing in the Annual Report on Form N-CSR of Ariel Investment Trust for the year ended September 30, 2018, and to the reference to us under “Independent Registered Public Accounting Firm”, which is part of such Registration Statement.

/s/ Deloitte and Touche LLP

Chicago, Illinois

May 17, 2019